EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL

To the Partners
Chestnut Street Exchange Fund
Wilmington, Delaware

In planning and performing our audit of the financial statements of Chestnut Street Exchange Fund for the year ended December 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Chestnut Street Exchange Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 2003.

This report is intended solely for the information and use of management and the Partners of Chestnut Street Exchange Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

BRIGGS, BUNTING & DOUGHERTY, LLP
Philadelphia, Pennsylvania
January 23, 2004




EXHIBIT B:
Sub-Item 77K:  Changes in registrant's certifying accountants

PricewaterhouseCoopers LLP ("PwC"), the independent auditors to Chestnut Street Exchange Fund (the "Registrant"), has been hired as an internal audit supporting service provider by The PNC Financial Services Group, Inc. ("PNC"), an affiliate of the Registrant's investment adviser and certain other of its service providers. In order to provide certain contemplated services to PNC and its affiliates in the future, which would cause PwC to no longer be independent with respect to the Registrant, PwC informed the Registrant on September 8, 2003 that it would decline to stand to serve as independent auditors to the Registrant as of October 29, 2003.

PwC's reports on the Registrant's financial statements for the fiscal years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended December 31, 2001 and 2002 and the period from January 1, 2003 to September 8, 2003, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 18, 2003, the Registrant by action of its Managing General Partners upon the recommendation of its Audit Committee engaged Briggs Bunting & Dougherty LLP as the independent auditors to audit the Registrant's financial statements for the fiscal year ending December 31, 2003. During the Registrant's fiscal year ended December 31, 2001 and 2002 and the period from January 1, 2003 to September 8, 2003, neither the Registrant, its portfolios nor anyone on their behalf has consulted Briggs Bunting & Dougherty LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or
(ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said
Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC, dated January 30, 2004, to the Securities and Exchange Commission is filed as an exhibit hereto.


EXHIBIT C:
PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia, PA 19103


February 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements made by Chestnut Street
Exchange Fund (the "Registrant"), a copy of which is attached and which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77K of the Registrant's
Form N-SAR for the twelve-month period ended December 31, 2003.
We agree with the statements concerning our Firm in such Form N-SAR.

Sincerely yours,
PricewaterhouseCoopers LLP